Exhibit 10.1

[EPG LETTERHEAD]

October 11, 2006

Mr. Dennis Haines

c/o Environmental Power Corporation

One Cate Street, Fourth Floor

Portsmouth, NH 03801

Dear Dennis:

I am pleased to confirm our offer of employment as Vice President & General Counsel of Environmental Power Corporation (“the Company”), reporting to its Chief Executive Officer and based in New York City. Your related work experience, your professional accomplishments and the results of your interviews have confirmed to us that you should be a valuable addition to the Company.

Your starting salary will be $8,750 per bi-monthly pay period ($210,000 on an annualized basis), paid in periodic installments in accordance with the Company’s customary payroll practices. As we agreed, your start date will be October 16, 2006. You will be an “at will” employee, and the Company may terminate your employment at any time and for any reason or no reason.

You shall be entitled to receive bonus compensation, to be awarded at such times and be in such amounts as shall be determined in the sole discretion of the Board of Directors of the Company, consistent with the management-bonus plan of the Company in effect from time to time for senior executives, if any.

You shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior executives generally from time to time, including, but not limited to, medical and pension benefits, in accordance with the terms and conditions of such plans, as well as an automobile allowance in an amount not to exceed $750.00 per month. In addition, the Company shall reimburse you for annual premiums paid by you for your personal long-term disability and term life insurance coverage, provided that the Company’s reimbursement obligation with respect to such coverage shall not exceed $5,000 per annum. You shall be entitled to four weeks paid vacation per year commencing as of January 1, 2007, to be accrued and taken in accordance with the Company policy in effect from time to time (and one week of paid vacation during the balance of 2006).

The Company will reimburse you for (i) the cost of maintaining one of your professional licenses, (ii) requisite continuing legal education courses reasonably related to the business of the Company, and (iii) membership in a professional organization of your choosing, up to a maximum of $1,750 annually for the sum of (i), (ii) and (iii).

Subject to the approval of the Compensation Committee of the Company’s Board of Directors on or following your start date, you will be granted one or more options under the Company’s 2005 Equity Incentive Plan and/or 2006 Equity Incentive Plan, to purchase up to 100,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), at an exercise price per

Mr. Dennis Haines

October 11, 2006

share equal to the fair market value of a share of the Common Stock on the date of grant, as determined in accordance with the terms of the applicable Plan. The Options shall vest as follows:

No. of Shares	Vest
25,000	6 months following start date

25,000	12 months following start date

25,000	24 months following start date

25,000	December 31, 2007, so long as the closing price of a share of the Company’s common stock equals or exceeds $10 on or before that date

You also shall be eligible to receive future awards under the equity compensation plans, if any, adopted by the Company from time to time for which senior executives are generally eligible. The level of your participation in any such plan and the terms and conditions of such participation shall be determined in the sole discretion of the Board.

You will be entitled a lump-sum severance payment upon termination of employment as a result of job elimination or termination without cause and not as a result of discharge for cause, retirement, disability or death or voluntary resignation. The severance payment will equal twelve months of base salary. If your employment is so terminated, you will also be entitled to the continuation of then-existing medical benefits coverage for an initial twelve-month period (for which you will be reimbursed monthly commencing as of the date of termination) to be followed by your eligibility to continue such coverage, at your option and expense, for such remaining period of continuation as may be available under COBRA. For purposes of this paragraph, “cause” shall mean any of the following: (i) your material breach of any agreement between you and the Company; (ii) demonstrated and material neglect of duties, or willful and continued failure or refusal to attempt to perform the material duties of your position, in each case, following written notice from the Board and a reasonable opportunity to cure of not less than twenty (20) days, or the failure to follow a reasonable and lawful instruction of the Board following written notice from the Board and an opportunity to cure of at least twenty (20) days (if capable of cure); (iii) willful misconduct, violation of a material Company policy, dishonesty, self-dealing or fraud with regard to the Company; (iv) conviction of, or plea of guilty or nolo contendere to, any felony; or (v) conviction of, or plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude.

You will be required to maintain the confidentiality of proprietary and confidential Company information and will enter into a written agreement confirming this obligation on the Company’s standard form of such agreement.

I look forward to your anticipated positive response to this letter and working with you in the near future. If you wish to accept this offer of employment on the terms set forth in this letter, please sign one copy of this letter and return it to me. In the meantime, if I can be of any assistance, please let me know.

Mr. Dennis Haines

October 11, 2006

Sincerely yours,

/s/ Richard E. Kessel
Richard E. Kessel
President and Chief Executive Officer
Environmental Power Corporation

I accept the offer of employment on the terms set forth in this letter.

/s/ Dennis Haines	October 11, 2006
Dennis Haines	Date